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                                                                    Exhibit 3.11

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               ST. JOHN HOME, LLC

            THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of this 30th day of April, 1999, by St. John Knits, Inc., a California corporation ("St. John"), as the sole "Member". (Collectively, "Members" refers to St. John, as the sole Member, and any subsequent Member.)

            WHEREAS, the Member is the sole member of a limited liability company formed pursuant to the laws of the State of Delaware on June 6, 1997 (the "Company");

            WHEREAS, the name of the Company was "Amen Wardy Home Stores, LLC";

            WHEREAS, the Member has caused to be filed a Certificate of Amendment of the Certificate of Formation of the Company changing the name of the Company to "St John Home, LLC"; and

            WHEREAS, the Member desires to amend and restate the Limited Liability Company Agreement of the Company, dated August 5, 1997;

            NOW THEREFORE, BE IT RESOLVED in consideration of the mutual covenants contained herein, the Member agrees as follows:

            1. Formation. The Company has been formed pursuant to the provisions of the Delaware Limited Liability Company Act (the "Act") and subject to the terms, provisions and conditions set forth in this Agreement. The purpose of the Company is to engage in any lawful activity that is not prohibited under the Act.

            2. Filing. The Company has been formed by filing a Certificate of Formation that complies with the requirements of the Act with the Delaware Secretary of State.

            3. Name. The name of the Company is "St. John Home, LLC."

            4. Percentage Interests. The Members own the Company. (More generally, the "Percentage Interest" refers to each Member's interest.)

            5. Profits and Losses. The Members shall share in the profits and losses of the Company in accordance with their respective Percentage Interests. As used herein, "profits" and "losses" shall mean the Company's net book income and net book loss computed in accordance with Section 1.704-1(b)(2) of the Regulations promulgated by the Department of the Treasury (the "Regulations") pursuant to the Internal Revenue Code, as amended (the "Code"), and otherwise as computed for federal income tax purposes. Subject to application of the

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principles of Sections 704(c) and 754 of the Code and Section 1.704.1(b)(4)(i)
of the Regulations, all items of income, gain, loss and deduction for federal and state tax purposes shall be allocated in accordance with the corresponding "book" items hereunder.

            6. Capital Contribution. The Members have made the initial capital contribution as set forth on Exhibit A. No interest shall accrue on any capital contribution and no Member shall have the right to withdraw or be repaid any capital contribution except as provided in this Agreement. Additional capital contributions, if any, shall be made by the Members pro rata in accordance with their respective Percentage Interests, in the amounts and upon the terms and conditions as the Members may unanimously agree.

            7. Capital Accounts and Recapture.

                  a. Maintenance of Capital Accounts - The Company shall establish and maintain capital accounts for each Member and Assignee (the "Capital Accounts"). Each Member's Capital Account shall be increased by (a) the amount of any money actually contributed by the Member to the capital of the Company, (b) the fair market value of any property contributed, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the company takes such Property, within the meaning of Section 752 of the Code) and
(c) the Member's share of profits and of any separately allocated items of income or gain. Each Member's Capital Account shall be decreased by (x) the amount of any money actually distributed to the Member from the capital of the Company, (y) the fair market value of any property distributed to the Member, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code) and (z) the Member's share of losses and of any separately allocated items of deduction or loss.

                  b. Distribution of Assets - If the Company at any time distributes any of its assets in kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share of the net profits or net losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

                  c. Qualified Income Offset - This Section 7 is intended to and shall constitute a "Qualified Income Offset" as provided by Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  d. Minimum Gain Chargeback - If there is a net decrease in partnership minimum gain or partner minimum gain (as defined in the Regulations), there shall be specially allocated to the appropriate Members items of Company income and gain equal to such Member's share of the net decrease determined in accordance with Sections 1.704-2(g) and 1.704-2(i)(4) of the Regulations. This provision is intended to comply with the minimum gain


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chargeback requirements of Regulations Sections 1.704-2(f) and 1.704-2(i)(4) and
shall be interpreted consistently therewith.

                  e. Compliance with Section 704(b) of the Code - The provisions of this Agreement as they relate to the allocation of profits and losses and items thereof (including depreciation) and the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to this Section 7 to have substantial economic effect under the Code and the Regulations promulgated under Section 704(b) of the Code in light of the distributions made pursuant to this Agreement. This Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligating any Member or its assignees or successors in interest to make a Capital Contribution in excess of the Initial Capital Contribution and any Additional Contributions under
Section 6 hereof.

            8. Distributions. Each distribution to the Members of cash or other assets of the Company shall be made in accordance with their respective Percentage Interests in such amounts and at such times as shall be determined by the Managing Member (as defined in Section 10 below).

            9. Accounting.

                  a. Books and Records - The records of the Company shall be maintained based on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

                  b. Tax Matters for the Company Handled by the Managing Member and Tax Matters Partner - The Managing Member (as defined in Section 10 below) shall from time to time cause the Company to make such tax elections as the Managing Member deems to be in the best interest of the Company and the Members. The Tax Matters Partner, as defined in Code Section 6231, shall be St. John and shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities. The Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Partner can no longer serve in that capacity, Members holding a majority interest may designate another Tax Matters Partner.

            10. Management. The Company shall be member-managed. The Act provides that each Member is an agent of the Company with the power to bind the Company under the circumstances described in the Act. Nevertheless, the sole Member and, by joining the Company, the Members agree among themselves that St. John shall be the managing member of the Company (such Member, and each successor as managing member appointed in accordance with this Agreement, being referred to herein as the "Managing Member"), and that all decisions to be made on behalf of the Company and all actions to be taken on behalf of the Company shall be made or taken solely by such Managing Member and that no other Member shall have the power or authority under this Agreement to make any decisions or take any actions on behalf of the Company. Without limiting the foregoing, the Managing Member shall have the


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sole authority to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. The Managing Member shall not be removed and its duties shall not be limited by any action taken by or on behalf of any other Member, other than upon the majority written vote of the Members. Upon any such removal of the Managing Member, upon the resignation of the Managing Member or upon the Managing Member's ceasing to act as the Managing Member for any other reason, a successor Managing Member shall be appointed by the Members, including any successor trustee who has become a member pursuant to Section 13 below. Any Member may call a meeting of the Members from time to time by written notice to the other Members. No other meetings shall be required.

            11. Events Giving Rise to Dissolution. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

                  a. the election by Members holding two-thirds of the Percentage Interests, and the concurrence of the Managing Member, to dissolve the Company;

                  b. any event that makes it unlawful for the business of the Company to be carried on by the Members;

                  c. the resignation, retirement, withdrawal, dissolution or voluntary or involuntary bankruptcy of any Member, unless all other Members vote to continue the Company within 90 days of such event; or

                  d. January 1, 2043.

            12. Liquidation. Upon dissolution of the Company, the assets of the Company shall be liquidated and the proceeds thereof shell be paid in the following order:

                  a. To the Company's creditors in the order of priority required by law;

                  b. To a reasonable reserve for reasonably foreseeable contingent liabilities to be distributed when and as the Members agree; and

                  c. Thereafter to the Members in accordance with their respective Capital Accounts.

            13. Assignment of Membership Interests; Admission of New Members. No Member shall assign any portion or component of his, her or its interest in the Company and no new or substitute members shall be admitted to the Company without the unanimous written consent of the Members, which may be withheld in each Member's sole and absolute discretion. Notwithstanding the foregoing to the contrary, if any person who is acting as a trustee of a trust that is a Member shall cease to be a trustee of such trust, the successor trustee or trustees shall continue to be a Member.

            14. Amendment. This Agreement, except with respect to vested rights of Members, may be amended at any time by a vote of the Members holding a majority of the


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Percentage Interests, provided, however, that any amendment to Section 10 above shall require the consent of St. John. Each Member hereby grants to each other Member such granting Member's power of attorney to execute any amendment to this Agreement that is duly adopted in accordance with the foregoing as attorney-in-fact and agent of such granting Member, which power of attorney shall be deemed to be coupled with an interest that shall not be revoked until the termination and winding up of the Company. Each Member agrees to be bound by each amendment hereto that is duly adopted in accordance with this Agreement, whether or not such Member actually executes such amendment.

            15. Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

            16. Bank Accounts. Any Member shall be authorized to endorse checks, drafts or other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit in the Company account; and only the Managing Member shall be authorized to sign on behalf of the Company all checks drawn on the Company account.

            17. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        ST. JOHN KNITS, INC.,
                                        a California corporation


                                        By: /s/ Bob Gray
                                           -------------------------------------
                                        Name: Bob Gray
                                             -----------------------------------
                                        Title: Chief Executive Officer
                                              ----------------------------------


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                                    EXHIBIT A
                              CAPITAL CONTRIBUTIONS

    Name and                    Initial Capital               Percentage
   Address of                  Contribution and                Interest
Initial Members                      Value                     --------
---------------                      -----

St. John Knits, Inc.               $500,000                      100%


                                       A-1